UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2019

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	001-13149	38-1239739
(State of incorporation)	(Commission File Number)	(I.R.S. Employee Identification No.)

2825 Airview Boulevard Kalamazoo, Michigan	49002
(Address of principal executive offices)	(Zip Code)

(269) 385-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 Par Value	SYK	New York Stock Exchange
1.125% Notes due 2023	SYK23	New York Stock Exchange
2.125% Notes due 2027	SYK27	New York Stock Exchange
2.625% Notes due 2030	SYK30	New York Stock Exchange
Floating Rate Notes due 2020	SYK20A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 25, 2019, Stryker Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) among the Company, Barclays Bank PLC, BNP Paribas, Goldman Sachs & Co. LLC and Morgan Stanley & Co. International plc, as representatives of the underwriters named therein (together, the “Underwriters”), in connection with the issuance and sale of debt securities in an underwritten public offering (the “Offering”). The Offering is expected to be completed on December 3, 2019, subject to customary closing conditions. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities. Upon the completion of the Offering, the Company will issue (i) €850,000,000 aggregate principal amount of the Company’s 0.250% Notes due 2024 (the “2024 Notes”), (ii) €800,000,000 aggregate principal amount of the Company’s 0.750% Notes due 2029 (the “2029 Notes”) and (iii) €750,000,000 aggregate principal amount of the Company’s 1.000% Notes due 2031 (collectively with the 2024 Notes and 2029 Notes, the “Notes”).

The Notes were offered by the Company pursuant to its Automatic Shelf Registration Statement on Form S-3 (File No. 333-229539) and the Prospectus included therein, filed with the Securities and Exchange Commission on February 7, 2019 and supplemented by the Prospectus Supplement dated November 25, 2019.

The Notes will be issued under an Indenture, dated January 15, 2010, between the Company and U.S. Bank National Association, as trustee, as supplemented by the Nineteenth Supplemental Indenture, to be entered into on December 3, 2019, the Twentieth Supplemental Indenture, to be entered into on December 3, 2019 and the Twenty-First Supplemental Indenture, to be entered into on December 3, 2019.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 1.1 hereto, and incorporated herein by reference.

The Underwriters and their affiliates have performed, from time to time, and may in the future perform, various investment banking, commercial lending, financial advisory and other services for the Company for which they received or will receive customary fees and expenses.

The Company estimates that the net proceeds from the Offering will be approximately €2,376 million (or $2,621 million based on an exchange rate of €1 to $1.1029 on November 22, 2019, as published by the U.S. Federal Reserve Board), after deducting underwriting discounts and its expenses related to the Offering. The Company intends to use the net proceeds from the offering, together with other financing and/or cash on hand, to consummate the Company’s recently announced acquisition of Wright Medical Group N.V. (“Wright”) and pay related fees and expenses, with any remainder to be used for general corporate purposes. The closing of the Offering is not conditioned on the consummation of the tender offer in connection with the acquisition of Wright or the acquisition of Wright, which, if completed, will occur subsequent to the closing of the Offering.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The Underwriting Agreement included as an exhibit to this Current Report on Form 8-K contains representations and warranties by each of the parties to the Underwriting Agreement. These representations and warranties were made solely for the benefit of the other parties to the Underwriting Agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Underwriting Agreement by disclosures that were made to the other party in connection with the negotiation of the Underwriting Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Underwriting Agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Exhibit No.	Description

1.1

Underwriting Agreement, dated November 25, 2019, among Stryker Corporation and Barclays Bank PLC, BNP Paribas, Goldman Sachs & Co. LLC and Morgan Stanley & Co. International plc, as representatives of the underwriters named therein.

Exhibit 104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stryker Corporation
(Registrant)

Dated: December 2, 2019	By:	/s/ Glenn S. Boehnlein
	Name:	Glenn S. Boehnlein
	Title:	Vice President, Chief Financial Officer